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                                                                     EXHIBIT 2.1

                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                         INFORMATION HIGHWAY.COM, INC.

     The undersigned, for the purpose of forming a corporation under the Florida General Corporation Act, hereby adopts the following Articles of Incorporation.

                                   ARTICLE I
     The name of the corporation shall be Information Highway.com, Inc.

                                   ARTICLE II
     The term of existence of the corporation is perpetually.

                                  ARTICLE III
     The corporation may transact any and all lawful business for which corporations may be incorporated under the Florida General Corporation act.

                                   ARTICLE IV

     The Company is authorized to issue 50,000,000 shares of Common Stock having a par value of $.0001 each. Additionally, the Company is authorized to issue 10,000,000 shares of Class A Preferred Stock, having a par value of $.0001 each. The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights.

                                   ARTICLE V

     The street address of the initial registered office of the corporation is 11891 U.S. Highway 1, North Palm Beach, Florida 33408, and the name of the initial registered agent at such address is Robert C. Hackney.

                                   ARTICLE VI

     The Corporation shall have one director, initially. The number of directors may be increased or decreased from time to time, by bylaws adopted by the stockholders, but shall never be less than one.

                                  ARTICLE VII
     The name and post office address of the member of the first Board of Directors is:

     Robert C. Hackney   11891 U.S. Highway 1
                         North Palm Beach, Florida 33408
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                                  ARTICLE VIII

     The name and address of the incorporator is:

     Robert C. Hackney    11891 U.S. Highway 1
                          North Palm Beach, Florida 33408

                                   ARTICLE IX
     The Corporation shall be deemed to commence its existence upon the date of filing of these Articles of Incorporation.